Exhibit 11.1

                      FAIR, ISAAC AND COMPANY, INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                               Six-Months Ended                  Three-Months Ended
                                                                   March 31                           March 31
                                                            ----------------------             ----------------------
                                                            1997              1996             1997              1996
                                                            ----              ----             ----              ----
Primary Earnings Per Share:

Weighted Average Common Shares
       Outstanding                                         12,637            12,343           12,672            12,357

Dilutive effect of outstanding options
       (as determined by  the
        treasury stock method)                                376               447              372               446
                                                       ----------        ----------       ----------          --------

Weighted Average Common Shares,
       as Adjusted                                         13,013            12,790           13,044            12,803
                                                       ==========        ==========       ==========        ==========

Net Income                                             $    9,577        $    7,897       $    5,093        $    4,373
                                                       ==========        ==========       ==========        ==========

Primary Earnings per Share                             $     0.74        $     0.62       $     0.39        $     0.34
                                                       ==========        ==========       ==========        ==========

Fully Diluted Earnings Per Share:

Weighted Average Common Shares
       Outstanding                                         12,637            12,343           12,672            12,357

Dilutive effect of outstanding options
       (as determined by the
       treasury stock method)                                 376               507              372               491
                                                       ----------        ----------       ----------        ----------

Weighted Average Common Shares,
       as Adjusted                                         13,013            12,850           13,044            12,848
                                                       ==========        ==========       ==========        ==========

Net Income                                             $    9,577        $    7,897       $    5,093        $    4,373
                                                       ==========        ==========       ==========        ==========

Fully Diluted Earnings Per Share                       $     0.74        $     0.61       $     0.39        $     0.34
                                                       ==========        ==========       ==========        ==========

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